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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act 1934.

Commission File No. 0-26822

                          Fractal Design Corporation
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            (Exact name of registrant as specified in its charter)


5550 Scotts Valley Drive, Scotts Valley, CA 95066                 (408) 430-4000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, no par value
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           (Title of each class of securities covered by this Form)


                                     None
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(Title of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file report:

Rule 12g-4 (a) (1) (i)     [X]          Rule 12h-3 (b) (1) (i)      [_]
Rule 12g-4 (a) (1) (ii)    [_]          Rule 12h-3 (b) (1) (ii)     [_]
Rule 12g-4 (a) (2) (i)     [_]          Rule 12h-3 (b) (2) (i)      [_]
Rule 12g-4 (a) (2) (ii)    [_]          Rule 12h-3 (b) (2) (ii)     [_]
                                        Rule 15d-6                  [_]

Approximate number of holders of record as of the certification or notice date:
 1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Meta-Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 29, 1997        By:     /s/ LESLIE WRIGHT
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                               Leslie Wright
                               Chief Financial Officer and
                               Chief Operating Officer
                               (Principal Financial and Accounting Officer)